Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000

CBIZ TO ACQUIRE PHBV PARTNERS, LLP

REGULATORY HEALTH CARE CONSULTING PROVIDER TO ADD $30 MILLION TO CBIZ REVENUE

Cleveland, Ohio (November 26, 2012)—CBIZ, Inc. (NYSE: CBZ) today announced that it has signed a definitive agreement to acquire the non-attest assets of PHBV Partners, L.L.P., (“PHBV”), the government health care practice and separate legal entity of CliftonLarsonAllen, effective December 31, 2012, subject to customary closing conditions.

Concurrent with this transaction, Myers and Stauffer L.C. announced it has signed a definitive agreement to acquire the attest business of PHBV Partners L.L.P. CBIZ, Inc. maintains an administrative service agreement with Myers and Stauffer L.C. The two companies are separate and independent legal entities that have worked together since 1998 to serve clients’ business needs.

PHBV is a professional consulting and accounting service provider specializing in health care compliance on behalf of federal and state government agencies. PHBV specializes in Medicare and Medicaid contract compliance, investigative services, performance auditing, and audits of Medicare Advantage and prescription drug program. With regional offices in Richmond, Virginia; Baltimore, Maryland; Indianapolis, Indiana; Austin, Texas; Cranford, New Jersey; and Raleigh, North Carolina, PHBV is expected to add approximately 185 employees to CBIZ.

This transaction is expected to add approximately $30 million to CBIZ revenue and approximately $0.04—$0.05 to diluted earnings per share in 2013.

Steven L. Gerard, CBIZ Chairman and CEO stated, “Very rarely do you get an opportunity to merge two world class operations such as CBIZ and PHBV Partners. By combining two of the major providers of regulatory health care consulting in the nation we will be able to expand our knowledge, resources and services in order to provide superior products and services to our clients. We welcome the highly respected PHBV team and look forward to working together to grow our business.”

Kris McMasters, Partner and CEO of CliftonLarsonAllen stated, “CliftonLarsonAllen made the difficult decision to exit the governmental Medicare and Medicaid reimbursement and rate setting aspect of the health care market. CBIZ and Myers and Stauffer have a strong reputation and deep knowledge of serving government sponsored health care clients throughout its 35 year history. We believe the organization is a great fit for our people with a business philosophy and culture closely matching that of our PHBV practice.”

CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax and consulting, internal audit, merger and acquisition advisory and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. CBIZ also provides outsourced technology staffing and support services, real estate consulting services, healthcare consulting, and medical practice management. As one of the largest benefits specialists and one of the largest accounting, valuation, and medical practice management companies in the United States, the Company’s services are provided through more than 130 Company offices in 37 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.